Exhibit 10.25
Execution Version
October 5, 2009
Watson Wyatt Worldwide, Inc.
901 North Glebe Road
Arlington, Virginia 22203

Attention:	John J. Haley, President and Chief Executive Officer Roger F. Millay, Vice President and Chief Financial Officer
Towers, Perrin, Forster & Crosby, Inc.
One Stamford Plaza
263 Tresser Boulevard
Stamford, Connecticut 06901

Attention:	Mark Mactas, Chief Executive Officer and Chairman of the Board Bob Hogan, Chief Financial Officer

Re:	$500,000,000 Senior Credit Facility — Commitment Letter
Ladies and Gentlemen:
You have advised each of Bank of America, N.A. (“Bank of America”), Banc of America Securities LLC (“BAS”), PNC Bank, National Association (“PNC”) and PNC Capital Markets, LLC (“PNCCM”; together with Bank of America, BAS and PNC, “we”, “us” or the “Commitment Parties”) that Watson Wyatt Worldwide, Inc. (formerly Watson Wyatt & Company Holdings), a Delaware corporation (“Watson Wyatt”), and Towers, Perrin, Forster & Crosby, Inc., a Pennsylvania corporation (“Towers Perrin” and together with Watson Wyatt, “you”) intend to form a new holding company, Towers Watson & Co. (prior to the effectiveness of the Merger (as hereinafter defined), Jupiter Saturn Holding Company), a Delaware corporation (“Newco”), to effect a merger of Watson Wyatt and Towers Perrin through one or more merger subsidiaries (such transaction, the “Merger”). You have also advised the Commitment Parties that you intend to (a) refinance (i) all indebtedness of Watson Wyatt under that certain Amended and Restated Revolving Credit Agreement dated as of July 11, 2005, among Watson Wyatt & Company, as borrower, the lenders party thereto and SunTrust Bank, as administrative agent, and (ii) all indebtedness of Towers Perrin under that certain Credit Agreement dated as of November 8, 2006, among Towers Perrin, as borrower, the lenders party thereto and PNC, as administrative agent (such refinancings, the “Debt Retirement”), (b) finance the costs and expenses of the Transaction (as hereinafter defined) and certain other costs and expenses, (c) finance payments to retiring shareholders related to the Merger, (d) finance the repurchase of shares of capital stock of Watson Wyatt, Towers Perrin and Newco, (e) finance acquisitions permitted by the definitive loan documentation for the Senior Credit Facility (as hereinafter defined), (f) repay the Senior Subordinated Notes (as hereinafter defined), and (g) finance ongoing working capital and other general corporate purposes of Newco and its subsidiaries after consummation of the Merger from the following sources (and that no financing will be required in connection with the Merger other than the financing described herein): (i) a new senior revolving credit facility to Newco of up to $500,000,000, subject to an increase option of an additional amount up to $150,000,000 (the “Senior Credit Facility”) and (ii) the issuance by Newco of up to $200,000,000 in senior subordinated unsecured notes due within one year of the issuance thereof (the “Senior Subordinated Notes”). The Merger, the entering into and funding of the Senior Credit Facility, the Debt Retirement, the issuance and sale of the Senior Subordinated Notes, and all related transactions are hereinafter collectively referred to as the “Transaction.”

     1. In connection with the foregoing, (a) Bank of America is pleased to offer its commitment to lend up to $75,000,000 of the Senior Credit Facility and to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facility, (b) PNC is pleased to offer its commitment to lend up to $75,000,000 of the Senior Credit Facility, (c) PNCCM is pleased to advise you of its willingness to act as the sole and exclusive syndication agent for the Senior Credit Facility and (d) BAS and PNCCM are pleased to advise you of their willingness to use their best efforts, as joint lead arrangers (each in such capacity, an “Arranger”) for the Senior Credit Facility, to form a syndicate of financial institutions and institutional lenders (including Bank of America and PNC, in each case, at the commitment levels in the foregoing clauses (a) and (b)) (collectively, the “Lenders”) acceptable to you, for the Senior Credit Facility, subject in the case of each of clauses (a), (b), (c) and (d) to the terms and conditions set forth in this letter and in the in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms” and, together with this letter agreement, the “Commitment Letter”; all capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms).
     2. To carry out their respective commitments and undertakings hereunder, each of the Commitment Parties reserves the right to engage the services of its other affiliates to furnish the services, and to perform the obligations, contemplated hereby. You further agree that upon your acceptance of the commitments contained herein and continuing through the termination of this Commitment Letter, you will not solicit, initiate or enter into any discussions in respect of, any offering, placement or arrangement of any competing facilities for Newco or any of its proposed subsidiaries (all references herein to subsidiaries of Newco shall be deemed to refer to Watson Wyatt, Towers Perrin and their respective direct and indirect subsidiaries) with respect to the matters addressed in this Commitment Letter, and will refrain from engaging in any additional debt financings for the Transaction (in each case, other than the Senior Subordinated Notes).
     3. BAS and PNCCM intend to commence syndication efforts promptly upon your acceptance of this Commitment Letter and the Fee Letters (as hereinafter defined). Each of you agree to actively assist, and to cause Newco following its formation to assist, BAS and PNCCM in achieving a syndication of the Senior Credit Facility that is reasonably satisfactory to them. Such assistance shall include, but will not be limited to, (a) your providing and causing your advisors (subject to attorney-client and other privilege doctrines) to provide (and to cause Newco (following its formation) or its advisors (subject to attorney-client and other privilege doctrines) to provide) us and the Lenders upon request with all information reasonably deemed necessary by us to complete syndication, including, but not limited to, information and evaluations prepared by or on your behalf (or by Newco or on its behalf) in connection with the Transaction (including the Projections (as hereinafter defined), the “Information”); (b) assistance in the preparation of an Information Memorandum and other materials to be used in connection with the syndication of the Senior Credit Facility and the other elements of the Transaction (collectively with the Summary of Terms, the “Information Materials”); (c) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and existing banking relationships; and (d) otherwise assisting us in our syndication efforts, including by making your officers and advisors (and to cause Newco following its formation to make its officers and advisors) available upon prior written notice and during normal business hours to attend and make presentations regarding the business and prospects of Newco and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders. You hereby agree that the Information Memorandum to be used in connection with the syndication of the Senior Credit Facility shall be completed at least 30 days prior to the Closing Date.
     4. The commitments and undertakings of the Commitment Parties hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to the Commitment Parties: (a) the accuracy and completeness in all material respects of all representations that you and your affiliates make to the Commitment Parties and your compliance in all material respects with the terms of this Commitment Letter and the Fee Letters; (b) prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of either of you or any of your respective subsidiaries or Newco or any of its subsidiaries (other than the Senior Subordinated Notes); (c) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to the Commitment Parties; (d) no change, occurrence or development shall have occurred or become known to the Commitment Parties since (i) in the case of Watson Wyatt and its subsidiaries, June 30, 2009, (ii) in the case of Towers Perrin and its subsidiaries, June 30, 2009, or (iii) in the case of Newco and its subsidiaries, the date of the formation of Newco, that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Summary of Terms); and (e) commitments shall have been received (and are in effect) from Lenders (other than Bank of America and PNC) for at least $200,000,000 of the Senior Credit Facility substantially on the terms and conditions referred to herein and in the Summary of Terms. Any waiver of the conditions set forth in “Conditions Precedent to Closing” and “Conditions Precedent to Funding” in the Summary of Terms must be approved by each of Bank of America and PNC.
     5. It is understood and agreed that the Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms and the Fee Letters.
     6. You represent, warrant and covenant that (a) all financial projections concerning Watson Wyatt, Towers Perrin and their respective subsidiaries that have been or are hereafter made available to us or the Lenders by you or any of your representatives (or on your or their behalf) or by Newco or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (b) all Information, other than Projections and general market and/or industry information, which has been or is hereafter made available to us or the Lenders by you or any of your representatives (or on your or their behalf) or by Newco or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction, as and when furnished, is and, in the case of Information furnished after the date hereof, will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental Information from time to time until the Funding Date so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Funding Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment, in arranging and syndicating the Senior Credit Facility and in making the undertakings contained herein, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.
     7. You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system. In connection with the syndication of the Senior Credit Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to Watson Wyatt, Towers Perrin, Newco, their respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the definitive credit documentation will contain provisions concerning Information

Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.
     8. By executing this Commitment Letter, you agree to reimburse us from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable and documented fees, out-of-pocket disbursements and other charges of McGuireWoods LLP, as counsel to BAS and the Administrative Agent, and of special and local counsel to the Lenders retained by BAS or the Administrative Agent, (b) actual, reasonable and documented out-of-pocket due diligence expenses and (c) CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau), in each case, incurred by us in connection with the negotiation of the Senior Credit Facility, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction. You shall also pay all documented out-of-pocket costs and expenses of each of the Commitment Parties (including, without limitation, the reasonable documented out-of-pocket fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.
     9. You agree to indemnify and hold harmless each Commitment Party, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith of this Commitment Letter or the Senior Credit Facility. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith of this Commitment Letter or the Senior Credit Facility. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems authorized by you hereunder, other than for direct or actual damages resulting from the gross negligence or willful misconduct of, or breach in bad faith of this Commitment Letter or the Senior Credit Facility by, such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     10. This Commitment Letter and the fee letter among you and the Commitment Parties of even date herewith (the “Joint Fee Letter”), the fee letter among you, Bank of America and BAS of even date herewith (the “Agent Fee Letter”) and the fee letter among you, PNC and PNCCM of even date herewith (the “Syndication Fee Letter”, and together with the Joint Fee Letter and the Agent Fee Letter, the “Fee Letters”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your affiliates, accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter but not the Fee Letters (a) on a confidential basis to the board of directors and advisors of each of you in connection with their consideration of the Transaction, and (b) after your acceptance of this Commitment Letter and the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and pursuant to the request of any regulatory body or any legal process or as may otherwise be required by applicable law. The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America, BAS, PNC and PNCCM, as applicable, to identify you in accordance with the Act.
     11. You acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each of the Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, Newco and your and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, Newco or any of your or its respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.
     12. In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transaction contemplated hereby; (b) (i) each of the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any of the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
     13. The provisions of paragraphs 8 through 12 and 15 of this Commitment Letter shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder.

     14. This Commitment Letter and the Fee Letters may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letters by telecopier, facsimile or other electronic transmission (including .PDF) shall be effective as delivery of a manually executed counterpart thereof.
     15. This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you and us hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. The commitments and undertakings of the Commitment Parties may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letters on a timely basis.
     16. This Commitment Letter and the Fee Letters embody the entire agreement and understanding among the Commitment Parties, you, Newco and your and its affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitments and undertakings of the Commitment Parties hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letters are subject to mutual agreement of the parties. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter.
     17. This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
     18. This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 5:00 p.m. (New York City time) on October 5, 2009 unless you execute this Commitment Letter and the Joint Fee Letter and return them to the Arrangers, the Agent Fee Letter to Bank of America, and the Syndication Fee Letter to PNCCM, prior to that time whereupon this Commitment Letter and each of the Fee Letters (each of which may be executed in one or more counterparts) shall become binding agreements. Thereafter, this commitment and undertaking will expire on the earliest of (a) February 26, 2010, unless the Closing Date occurs on or prior thereto, (b) the closing of the Merger without the use of the Senior Credit Facility and (c) the date the Merger Agreement is terminated or declared terminated by either Watson Wyatt or Towers Perrin in any manner, whether or not in accordance with the terms thereof.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ William S. Rowe Name: William S. Rowe
Title: Senior Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Andrew M. Hensley Name: Andrew M. Hensley
Title: Principal

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Denise D. Killen Name: Denise D. Killen
Title: Senior Vice President

PNC CAPITAL MARKETS, LLC

By:	/s/ Jeff Doherty Name: Jeff Doherty
Title: Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

WATSON WYATT WORLDWIDE, INC.

By:	/s/ Roger F. Millay Name: Roger F. Millay
Title: Vice President & Chief Financial Officer

TOWERS, PERRIN, FORSTER & CROSBY, INC.

By:	/s/ Robert Hogan Name: Robert Hogan
Title: Chief Financial Officer

7